XL Group plc
Sale & Retrocession of Life Reinsurance Business

May 1, 2014

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Transaction Rationale

Strategic Focus & Benefit	• Exit substantial portion of non-core activities, thereby increasing focus on core property & casualty business • As P&C operations continue to improve, transaction helps our ROE and could lower beta
Reduce Non-Core Euro-Zone Exposure	• Transaction covers substantially all of our UK / European life reinsurance business and related investment assets • Reduces exposure to European assets, longevity risk and mortality risk
Financial Flexibility	• Transaction meaningfully reduces XL's risk profile, which gives us additional flexibility to pursue capital management initiatives • Expect to buy back additional $300 million in 2014 over amounts contemplated prior to transaction
Timing	• Takes advantage of recently emerged robust marketplace for life asset transactions

Summary

- XL Group plc ("XL") announced today that XL Insurance (Bermuda) Ltd has entered into a definitive agreement to sell its wholly-owned subsidiary, XL Life Reinsurance (SAC) Ltd ("XLLR"), to GreyCastle Holdings Ltd. ("GreyCastle") for $570 million in cash
- GreyCastle is a newly-formed Bermuda company whose shareholders include large family offices and university endowments that are long-term investors
- XLLR will reinsure substantially all of XL's UK and European life reinsurance business
- At March 31, 2014, XL had total U.S. GAAP policy benefit reserves of approximately $4.8 billion
- Upon completion of the transaction, XL will retain approximately $438 million of reserves related to disability, accident and health policies and U.S. term assurance in its Life Operations segment and will record a reinsurance recoverable from XLLR of $4.4 billion
- XL estimates that the March 31, 2014 pro forma effect of the transaction would be an overall reduction in U.S. GAAP book value of approximately $585 million and an estimated after-tax U.S. GAAP net loss of approximately $580 million. This estimate is subject to changes in the mark-to-market value of the underlying investment portfolio and other adjustments from March 31, 2014 through completion of the transaction
- The transaction is expected to be completed in the second quarter of 2014 and is subject to satisfaction of regulatory conditions

Business Profile

Reserves included in transaction

- $4.4 billion of U.S. GAAP Reserves at March 31, 2014
- Covers substantially all of XL's UK and European life reinsurance business, including:
  - Single Premium Annuity
  - Regular Premium Annuity
  - UK / European Term
  - Other Reinsurance

Reserves retained by XL

- $438 million of U.S. GAAP Reserves at March 31, 2014, including:
  - U.S. Term
  - Income Protection
  - Other Short-Term



Life Reinsurance U.S. GAAP Reserves
At March 31, 2014
(Unaudited)
Included in transaction
Regular Premium Annuity $32M
Other Reinsurance $88M
UK / European Term $301M
Single Premium Annuity $4.0B
Retained
U.S. Term $301M
Income Protection $104M
Other Short-Term $33M
Total U.S. GAAP Reserves: $4.8 billion

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Transaction Structure

- Sale of 100% of shares of XLLR to GreyCastle
- Prior to completion of the transaction, specified life reinsurance business written by XL Re Ltd, the UK Branch of XL Re Ltd and XL Re Europe SE will be retroceded into XLLR and included in the sale
- Under the terms of the transaction, XL will retain, on a funds withheld basis, $5.5 billion of assets



GreyCastle
Sale of 100% of shares
XLLR (Bermuda)
XL Group plc Ireland
XL Insurance (Bermuda) Ltd Bermuda
XL Re Ltd Bermuda and XL Re Ltd UK Branch
XL Re Europe SE Ireland
Retrocessions

Certain Future Accounting Implications

- The transaction will involve retrocession arrangements ("Retro"), which are on a funds withheld basis.
- The obligations assumed by XLLR under the Retro will be collateralized by invested assets that will continue to be legally owned by XL.
- These invested assets remain in XL's name. XLLR will direct the investment of these assets subject to agreed upon investment guidelines and will receive all of the economics associated with the investments. As such, the Retro contains an embedded derivative ("ED") (due to the ED's value moving with the change in value of the specific supporting investment portfolio) that must be recorded at fair value each period through the income statement. The corresponding changes in the fair value of these assets are not recorded directly through the income statement. They are recorded within Other Comprehensive Income ("OCI") – a component of shareholders' equity.
- XL will continue to record the net investment income on the invested assets supporting the Retro within its net investment income line – the transfer of that value to XLLR is also reflected within the ED earnings movement.
- The matching entries between the ED and the OCI changes will create volatility in Net Income each period given the accounting geography difference noted above. However, Comprehensive Income (i.e. net book value movement) and Operating Income for XL are not impacted by this accounting mismatch.

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Appendix: Indicative Financial Model

The unaudited pro forma consolidated financial data presented in this Indicative Financial Model has been prepared for illustrative purposes only and because of its hypothetical nature may not give a true picture of the financial impact of the transaction had the transaction been completed in the quarter ended March 31, 2014 or any future dates.

Three Months Ended March 31, 2014	Q1 2014 Actual					Pro Forma Life Elements		
	Life Operations - Retained	Life Operations - Reinsured	Life Operations	P&C and Corporate	Total	Reinsurance Element	Derivative Element	Q1 2014 Pro Forma
(U.S. dollars in thousands, except per share data)								
Revenues:								
Net premiums earned	15,743	60,568	76,311	1,412,528	1,488,839	(60,568)	-	1,428,271
Net investment income	7,472	63,420	70,892	162,297	233,189	-	-	233,189
Total net realized gains (losses) on investments	(911)	2,474	1,563	17,666	19,229	(2,474)	-	16,755
Net realized and unrealized gains (losses) on derivative instruments	-	-	-	1,810	1,810	-	-	1,810
Net realized and unrealized gains (losses) on life retrocession embedded derivative	-	-	-	-	-	(63,420)	(150,000)	(213,420)
Income (loss) from investment fund affiliates, Fee income and Other	45	-	45	44,712	44,757	-	-	44,757
Total revenues	22,349	126,462	148,811	1,639,013	1,787,824	(126,462)	(150,000)	1,511,362
Expenses:								
Total expenses	22,274	101,680	123,954	1,384,358	1,508,312	(101,680)	-	1,406,632
Income (loss) before income tax and income (loss) from operating affiliates	75	24,782	24,857	254,655	279,512	(24,782)	(150,000)	104,730
Income (loss) from operating affiliates	-	-	-	46,285	46,285	-	-	46,285
Provision (benefit) for income tax	-	-	-	34,321	34,321	-	-	34,321
Net income (loss)	75	24,782	24,857	266,619	291,476	(24,782)	(150,000)	116,694
Non-controlling interests	-	-	-	35,759	35,759	-	-	35,759
Net income (loss) attributable to XL Group plc and ordinary shareholders	**75**	**24,782**	**24,857**	**230,860**	**255,717**	**(24,782)**	**(150,000)**	**80,935**
Change in net unrealized gains (losses) on investments, net of tax	-	150,000	150,000	57,387	207,387	-	-	207,387
Other	-	-	-	2,617	2,617	-	-	2,617
Comprehensive income (loss)	**75**	**174,782**	**174,857**	**290,864**	**465,721**	**(24,782)**	**(150,000)**	**290,939**
Net income (loss) attributable to XL Group plc and ordinary shareholders	75	24,782	24,857	230,860	255,717	(24,782)	(150,000)	80,935
Total net realized gains (losses) on investments	911	(2,474)	(1,563)	(17,666)	(19,229)	2,474	-	(16,755)
Net realized and unrealized gains (losses) on derivative instruments	-	-	-	(1,810)	(1,810)	-	-	(1,810)
Net realized and unrealized gains (losses) on life retrocession embedded derivative	-	-	-	-	-	63,420	150,000	213,420
Investment income related to life retrocession	-	-	-	-	-	(63,420)	-	(63,420)
Operating income	986	22,308	23,294	211,384	234,678	(22,308)	-	212,370

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This presentation contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts are forward-looking statements, including, without limitation, those regarding: (1) the planned transactions described herein (the "Transactions"), (2) the expected timing of completion of the Transactions, (3) the ability of XL Insurance (Bermuda) Ltd and GreyCastle to satisfy the regulatory conditions to the Transactions, (4) expected value or benefits expected to be realized by the Transactions and (5) statements preceded by "expect," "will", "estimate" or similar expressions. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in XL's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and XL's other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL's financial information in evaluating XL's performance. This presentation contains the presentation of operating net income (loss) ("Operating Net Income"), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) its share of items (1) and (2) for XL's insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax and (5) foreign exchange gains or losses, net of tax. Operating Net Income is a "non-GAAP financial measure" as defined in Regulation G.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL's operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL's financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax include all derivatives entered into by XL other than certain credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies' treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL's financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing Operating Net Income (Loss) enables investors and other users of XL's financial information to analyze XL's performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL's financial information to evaluate XL's underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.